SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 23, 2007

 CARDINAL COMMUNICATIONS, INC.
(Exact name of registrant as specified in Charter)

Nevada	1-15383	91-2117796
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

11101 West 120th Avenue, Suite 220
Broomfield, Colorado 80021
(Address of Principal Executive Offices)

303-285-5379
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by Cardinal Communications, Inc. (the "Registrant" or the “Company”) from time to time with the Securities and Exchange Commission (collectively the "Filings") contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant's management as well as estimates and assumptions made by the Registrant's management. When used in the Filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative if these terms and similar expressions as they relate to the Registrant or the Registrant's management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant's industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As the Company reported in its Form 8K filing on February 22, 2006, the Company previously entered into three agreements related to the assets of GalaVu Entertainment Networks, Inc. ("GalaVu"), specifically: (1) a Technology and Trademark License Agreement; (2) a Purchase and Exchange Agreement (the "Purchase Agreement"); and (3) an Assignment Deed. Pursuant to these agreements, the Company obtained certain rights to GalaVu's video on demand system and purchased secured debt (the "Purchased Debt") and acquired other debt owed by GalaVu and its parent, Entertainment Media & Telecoms Corporation Limited ("EMT"). The Purchased Debt was and remained secured by, inter alia, all of the assets of GalaVu (the “Collateral”), including but not limited to the GalaVu video-on-demand system and technology, and GalaVu's customer and service contracts.

Pursuant to the Purchase Agreement, it was agreed that, in the event that GalaVu’s parent company, EMT, did not regain trading status on the Australian Stock Exchange within one hundred and twenty (120) days of the date of that agreement, the Collateral would be transferred to the Company free and clear of all liens, claims, or encumbrances.

More than one hundred and twenty (120) days have passed since the signing of the Purchase Agreement and EMT has not regained trading status on the Australian Stock Exchange. At the direction of the Company's Board of Directors, the Company notified EMT that it had elected to accept the Collateral in exchange for the Purchased Debt.

Foreclosure Proceedings

On December 11, 2006, the Company commenced foreclosure proceedings in Ontario, Canada and issued a Notice of Proposal to Accept Collateral (the "Foreclosure Notice") Pursuant to Section 65(2) of the Personal Property Security Act (Ontario) ("PPSA") to EMT, GalaVu, and all third parties that the Company could identify who may have had an interest in the Collateral or who may have been entitled to notification that the Company proposed to retain the Collateral. The Foreclosure Notice informed all such parties that the Purchased Debt was in default, that the Purchased Debt was secured by a security agreement in respect of which a financing statement and financing change statements had been registered under the PPSA, that the Company proposed to accept the collateral covered by the security agreement, which collateral comprised all of the personal property of GalaVu, and that if no written objection was made by January 12, 2007, the Company would be deemed to have irrevocably elected to accept the Collateral in full satisfaction of the secured obligations and would thereafter be entitled to hold or dispose of the Collateral free of any such parties' rights and interests therein that were subordinate to that of the Company.

The Company has been informed that the written objections to the Foreclosure Notice were successfully settled by the Company, and that pursuant to sections 65(6)(a), 65(6.1), and 68(4) of the PPSA, as of Tuesday, January 23, 2007, the Company was deemed to have foreclosed on the assets of GalaVu in satisfaction of the obligations secured by the security agreement.

The Collateral will be used in the United States by the Company's Cardinal Connect, LLC subsidiary and deployed throughout Canada and internationally by Cardinal Connect's Canadian subsidiary, Cardinal Hospitality Ltd.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Notice of Proposal to Accept Collateral Pursuant to Section 65(2) of the Personal Property Security Act (Ontario), dated December 11, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Communications, Inc.

By:	/s/ Edouard A. Garneau
Chief Executive Officer

Date: January 29, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Notice of Proposal to Accept Collateral Pursuant to Section 65(2) of the Personal Property Security Act (Ontario), dated December 11, 2006.